Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Revenues of $3.3 Million for Third Quarter of Fiscal 2014

•	Microcyn® Scar Management HydroGel Approved by FDA in U.S. and Ministry of Health in Mexico During Quarter
•	Reduced $3.0 Million Debt-Related Liability During Quarter to $50,000
•	Signed Internal Agreements with Ruthigen, Enabling IPO and Capping Reimbursable IPO-Related Expenses

Conference Call Begins at 4:30 p.m. (ET) Today

PETALUMA, Calif.--(February 13, 2014)--Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced financial results for the third quarter of fiscal year 2014, ended December 31, 2013. Total revenues were $3.3 million for the third quarter, down $247,000 as compared to $3.5 million for the same period in the prior year. Product revenue was down $278,000, or 8%, with decreases in United States, Mexico and China, partially offset by revenue growth in Europe, Middle East and Singapore.

“All eyes are focused on reigniting our revenue growth via six new product introductions this year including planned upcoming launches in the scar management and oral care markets,” said Jim Schutz, Oculus CEO.  "European growth should be healthy this year in light of our recent acne, dermatology procedures and oral care approvals, as well as expected new approvals for atopic dermatitis and scar management.  Also, looking forward, we remain confident that the Ruthigen IPO process is moving forward."

Product revenue in the United States for the three months ended December 31, 2013, was down 19% from the same period last year, with lower sales of animal healthcare and dermatology products, partially offset by increases in wound care and human OTC products. The company recorded revenue in the amounts of $652,000 and $883,000 from Oculus’ partner Innovacyn for the three months ended December 31, 2013 and 2012 respectively. The impact of the weather on the sales of animal healthcare products makes it difficult to compare quarterly sales to that of the same period last year.

Revenue in Mexico for the three months ended December 31, 2013, decreased $119,000, or 9%, when compared to the same period in the prior year as a result of the lower sales of the hydrogel product. In the same quarter last year, sales in Mexico were higher due to the filling of the distribution pipeline as More Pharma launched its inaugural Microcyn-based products. Also, sales that were deferred prior to the close of the More Pharma transaction were recognized on a collection basis during the three months ended December 31, 2012. During the three months ended December 31, 2013 and 2012, $379,000 was recognized related to the amortization of upfront license fees paid by More Pharma.

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Revenue in Europe and “Rest of World” for the three months ended December 31, 2013, increased $163,000, or 47%, as compared to the same period in the prior year, with increases in sales in Europe, Middle East and Singapore, partially offset by a decrease in China.

Oculus reported gross profit related to the company’s products of $2.1 million, or 67% of product revenues, during the three months ended December 31, 2013, compared to a gross profit of $2.5 million or 73% of product revenues, for the same period in the prior year. Licensing revenues are included in the calculation of product revenues and gross profit for the quarters ended December 31, 2013 and 2012. Gross margins were down due to the decline of margins in Mexico due to lower unit volume and deferred sales last year, partially offset by higher gross margins in Europe.

Total operating expenses increased by $504,000, or 16%, to $3.7 million for the three months ended December 31, 2013, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the third quarter of fiscal 2014 were $3.2 million, up $507,000 when compared to $2.7 million for the same period in the prior year. The increase in operating expenses minus non-cash expenses was due to higher expenses of $658,000 related to the company’s subsidiary, Ruthigen, partially offset by lower U.S. operating expenses incurred by Oculus of $283,000.

Research and development expenses were $775,000 for the three months ended December 31, 2013, up $266,000 from the same period last year, due to higher preclinical expenses of $395,000 incurred by Ruthigen. Selling, general and administrative expense increased $238,000, or 9%, to $2.9 million during the three months ended December 31, 2013, with expenses related to Ruthigen of $263,000.

Loss from operations minus non-cash expenses for the three months ended December 31, 2013, increased by $860,000, to $1 million, as compared to the same period in the prior year, mostly due to $658,000 of expenses incurred related to Ruthigen, compared to $163,000 for the same period in the prior year.

Net loss for the three months ended December 31, 2013, was $611,000, a decrease of $1.3 million, as compared to a net loss of $1.9 million for the same period in the prior year. Stock-based compensation charges were $448,000 and $456,000 for the quarters ended December 31, 2013, and 2012, respectively. Most of the difference between the net loss and the loss from operations relates to a gain of $1.6 million on the sale of Oculus shares by the company’s lender, which resulted in the elimination of a $3 million debt liability to the lender.

As of December 31, 2013, Oculus had unrestricted cash and cash equivalents of $3.4 million, compared with $7.9 million as of March 31, 2013.

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Results for Nine Months Ending December 31, 2013

Total revenues were $10.8 million for the nine months ended December 31, 2013, as compared to $12.1 million for the same period in the prior year. Product revenues, including product licensing fees received, for the nine months ended December 31, 2013, decreased $1.4 million, or 12%, to $10.1 million, as compared to $11.4 million for the same period in the prior year, with decreases in sales in the United States, Mexico and China, partially offset by increases in Europe, Middle East, India and Singapore.

Oculus reported gross profit related to sales of Microcyn®-based products of $6.8 million, or 68% of product revenues, for the nine months ended December 31, 2013, as compared to a gross profit of $8.5 million, or 74% of product revenues, for the same period in the prior year. Total operating expenses minus non-cash expenses increased $691,000, for the nine months compared to the same period in the prior year, primarily due to Ruthigen-related expenses of $2.1 million, partially offset by lower expenses incurred in Mexico of $1 million. Operating loss minus non-cash expenses (EBITDAS) for the nine months ended December 31, 2013, was $2.6 million, which included $2.1 million of Ruthigen expenses.

Conference Call

Oculus management will hold a conference call today to discuss third quarter fiscal 2014 results and to answer questions, beginning at 4:30 p.m. ET. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 51346784. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Science is a global healthcare company that designs, manufactures and markets prescription and non-prescription products in 31 countries. The company's products are used to treat patients in surgical/advanced wound management, dermatology, women’s health and animal health markets; addressing the unmet medical needs of these markets, while raising the standard of patient care and lowering overall healthcare costs.  The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “anticipates,” “believes,” “expects,” “may,” “plans,” and “will,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, the uncertainties associated with an initial public offering of a separate public company, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2013. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,	March 31,
	2013	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,437	$7,900
Accounts receivable, net	2,603	1,707
Inventories, net	970	992
Prepaid expenses and other current assets	483	935
Total current assets	7,493	11,534
Property and equipment, net	1,046	800
Deferred offering costs	1,160	44
Other assets	144	187
Total assets	$9,843	$12,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,638	$808
Accrued expenses and other current liabilities	588	703
Current portion of cash settlement liability	–	37
Deferred revenue	2,657	2,320
Current portion of long-term debt, net of debt discount of $521 at March 31, 2013	37	1,259
Total current liabilities	4,920	5,127
Deferred revenue	1,514	2,619
Long-term debt, net of debt discount of $248 at March 31, 2013, less current portion	12	676
Cash settlement liability, less current portion	–	62
Total liabilities	6,446	8,484
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at December 31, 2013 (unaudited) and March 31, 2013, respectively	–	–
Common stock, $0.0001 par value; 14,285,715 shares authorized, 7,239,131 and 6,583,150 shares issued and outstanding at December 31, 2013 (unaudited) and March 31, 2013, respectively	1	1
Additional paid-in capital	147,932	144,816
Accumulated other comprehensive loss	(3,069)	(2,991)
Accumulated deficit	(141,467)	(137,745)
Total stockholders’ equity	3,397	4,081
Total liabilities and stockholders’ equity	$9,843	$12,565

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 OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Revenues
Product	$2,450	$2,655	$8,627	$10,312
Product licensing fees	629	702	1,459	1,125
Service	214	183	668	680
Total revenues	3,293	3,540	10,754	12,117
Cost of revenues
Product	1,023	906	3,247	2,986
Service	161	163	493	576
Total cost of revenues	1,184	1,069	3,740	3,562
Gross profit	2,109	2,471	7,014	8,555
Operating expenses
Research and development	775	509	2,165	1,554
Selling, general and administrative	2,880	2,642	8,792	8,993
Total operating expenses	3,655	3,151	10,957	10,547
Loss from operations	(1,546)	(680)	(3,943)	(1,992)
Interest expense	(618)	(275)	(1,056)	(843)
Interest income	–	1	1	3
Gain (loss) due to change in fair value of common stock	1,567	(864)	1,357	(864)
(Loss) gain due to change in fair value of derivative instruments	–	(84)	–	766
Other expense, net	(14)	(10)	(81)	(56)
Net loss	(611)	(1,912)	(3,722)	(2,986)
Preferred stock deemed dividend	–	–	–	(1,062)
Net loss available to common shareholders	$(611)	$(1,912)	$(3,722)	$(4,048)
Net loss per common share: basic and diluted	$(0.09)	$(0.37)	$(0.56)	$(0.85)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	6,810	5,126	6,687	4,767
Other comprehensive loss, net of tax
Net loss	$(611)	$(1,912)	$(3,722)	$(2,986)
Foreign currency translation adjustments	8	(16)	(78)	(17)
Other comprehensive loss	$(603)	$(1,928)	$(3,800)	$(3,003)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended September 31,
	2013	2012	2013	2012
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(1,546)	$(680)	$(3,943)	$(1,992)
Non-cash adjustments:
Stock-based compensation	448	456	1,114	1,397
Depreciation and amortization	75	61	211	197
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(1,023)	$(163)	$(2,618)	$(398)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(611)	$(1,912)	$(3,722)	$(2,986)
Non-cash adjustments:
Stock-based compensation	448	456	1,114	1,397
Depreciation and amortization	75	61	211	197
(Gain) loss due to change in fair value of common stock	(1,567)	864	(1,357)	864
Loss (gain) due to change in fair value of derivative instruments	–	84	–	(766)
Non-cash interest expense	569	158	863	461
Non-GAAP net loss minus non-cash expenses	$(1,086)	$(289)	$(2,891)	$(833)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$3,655	$3,151	$10,957	$10,547
Non-cash adjustments:
Stock-based compensation	(420)	(419)	(1,030)	(1,294)
Depreciation and amortization	(24)	(28)	(82)	(99)
Non-GAAP operating expenses minus non-cash expenses	$3,211	$2,704	$9,845	$9,154

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Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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